As filed with the Securities and Exchange Commission on January 5, 2018.

Registration Statement No. 333 -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 __________________________________

SCORPIO BULKERS INC.
(Exact name of registrant as specified in its charter)

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
Scorpio Bulkers Inc. 9, Boulevard Charles III MC 98000 Monaco 377 9798 5715 (Address and telephone number of Registrant's principal executive offices)	Seward & Kissel LLP Attention: Lawrence Rutkowski, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Lawrence Rutkowski, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value $0.01 per share, to be offered by the Selling Shareholder	910,802(1)	$6,831,015(2)	$851(2)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate amount of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant's common shares as reported on the New York Stock Exchange on January 2, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

PROSPECTUS

Subject to completion, dated January 5, 2018

910,802 Common Shares
Offered by the Selling Shareholder

SCORPIO BULKERS INC.

This prospectus relates to the sale, in one or more offerings, of up to 910,802 of our common shares, par value $0.01 per share, that were previously acquired by Golden Ocean Group Limited, or the Selling Shareholder, in connection with the Vessel Acquisition (defined later in this prospectus). The Selling Shareholder may sell any or all of these common shares from time to time on or off The New York Stock Exchange, or the NYSE, in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. Information on the Selling Shareholder and the times and manners in which it may offer and sell our common shares are described under the sections entitled "Selling Shareholder" and "Plan of Distribution" in this prospectus.
Our common shares are traded on the NYSE under the symbol "SALT."

An investment in these securities involves risks.  See the section entitled "Risk Factors" on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2018.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	4
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	8
CAPITALIZATION	9
PRICE RANGE OF COMMON SHARES	10
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	11
PLAN OF DISTRIBUTION	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
SELLING SHAREHOLDER	15
DESCRIPTION OF CAPITAL STOCK	16
EXPENSES	21
LEGAL MATTERS	22
EXPERTS	23
WHERE YOU CAN FIND ADDITIONAL INFORMATION	24

This prospectus is part of a registration statement that we filed with the Commission using a shelf registration process. The Selling Shareholder may sell in one or more offerings pursuant to this registration statement up to 910,802 common shares that were previously acquired in connection with the Vessel Acquisition. This prospectus provides you with a general description of the common shares the Selling Shareholder may offer. We may provide you with a prospectus supplement to this prospectus that will provide updated information if required whenever the Selling Shareholder offers our common shares pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  Neither we nor the Selling Shareholder has authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Shareholder will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY
This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled "Risk Factors" and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.

Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Scorpio Bulkers Inc. and all of its subsidiaries.  "Scorpio Bulkers Inc." refers only to Scorpio Bulkers Inc. and not its subsidiaries.  The term "Selling Shareholder" refers to the shareholder described in the section entitled "Selling Shareholder," on page 16.

We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to "U.S. dollars," "dollars," "U.S.$" and "$" in this prospectus are to the lawful currency of the United States of America.

The term "Scorpio Group Pools" refers to the Scorpio Kamsarmax Pool and the Scorpio Ultramax Pool, which are spot market-oriented pools of similarly sized vessels operated by companies affiliated with us.

On December 31, 2015, we effected a one-for-twelve reverse stock split. All share and per share information throughout this prospectus has been retroactively adjusted to reflect the reverse stock split. The par value was not adjusted as a result of the reverse stock split.

Our Company

We are an international shipping company that owns and operates the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes.

As of January 2, 2018, our operating fleet of 56 vessels consisted of 55 wholly-owned or finance leased drybulk vessels (including 18 Kamsarmax vessels and 37 Ultramax vessels), and one time chartered-in Ultramax vessel. In addition, one Kamsarmax vessel which is being constructed at Jiangsu New Yangzijiang Shipbuilding Co Ltd in China is expected to be delivered to us in the second quarter of 2018. We collectively refer to these vessels described above as our "Operating Fleet." All of the vessels in our Operating Fleet are employed, or are expected to be employed, in the Scorpio Group Pools. Upon final delivery of the last vessel, our owned fleet is expected to have a total carrying capacity of approximately 3.8 million dwt and all of our owned vessels will have carrying capacities of greater than 60,000 dwt.

On December 1, 2017, we entered into Addendum No. 2 to the Memorandum of Agreement dated September 23, 2017, by and between one of our wholly-owned subsidiaries and a subsidiary of Golden Ocean Group Limited, or the Amended Memorandum of Agreement, with respect to the acquisition of the 2015-built Ultramax vessel Golden Aries, or the Acquisition Vessel, which was built at Chengxi Shipyard Co Ltd in China. We refer to this acquisition as the Vessel Acquisition. Pursuant to the Amended Memorandum of Agreement, upon delivery of the Acquisition Vessel, a portion of the aggregate purchase price of the Acquisition Vessel was payable in cash and the remaining portion was payable in the form of 910,802 of our common shares to Golden Ocean Group Limited, the Selling Shareholder. The Acquisition Vessel was delivered to us on December 29, 2017, at which time we issued the 910,802 common shares offered pursuant to this prospectus to the Selling Shareholder. For further information regarding the Selling Shareholder, please see the section of this prospectus entitled "Selling Shareholder."
Our common shares are listed for trading on the New York Stock Exchange, or NYSE, under the symbol "SALT."

Employment of Our Fleet

We typically operate our vessels in spot market-oriented commercial pools, in the spot market or, under certain circumstances, on time charters.

Spot Market-Oriented Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners with similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market but may also arrange time charter agreements. The size and scope of these pools enable them to enhance vessel utilization rates for pool vessels by securing backhaul voyages, which is when cargo is transported on the return leg of a journey, and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market, while providing a higher level of service offerings to customers.

As of the date of this prospectus, all of the vessels in our Operating Fleet are, or are expected to be, employed in a Scorpio Group Pool, which exposes us to fluctuations in spot market charter rates. Our vessels participate in the Scorpio Group Pools under the same contractual terms and conditions as the third party vessels in the pool. Each pool aggregates the revenues and expenses of all of the pool participants and distributes the net earnings calculated on (i) the number of pool points for the vessel, which are based on vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics, and (ii) the number of days the vessel operated in the period. Scorpio Commercial Management S.A.M., or SCM, a Monaco corporation controlled by the Lolli-Ghetti family of which our co-founder, Chairman and Chief Executive Officer, and Vice President are members, is responsible for the administration of the pool and the commercial management of the participating vessels, including marketing the pool, negotiating charters, including voyage charters, short duration time charters and COAs, conducting pool operations, including the distribution of pool cash earnings, and managing bunker (fuel oil) purchases, port charges and administrative services for the vessels. SCM, as operator of the Scorpio Group Pools, charges $300 a day for each vessel, whether owned by us or chartered-in, plus a 1.75% commission on the gross revenues per charter fixture. See "—Management of our Business" below.

The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis.

Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the volatility and seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. We opportunistically employ vessels under time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit when the spot market rates increase.

Management of Our Business

Commercial and Technical Management - Amended and Restated Master Agreement

Our vessels are commercially managed by SCM, and technically managed by Scorpio Ship Management S.A.M., or SSM, which are companies affiliated with us, pursuant to the Amended and Restated Master Agreement.

SCM's services include securing employment for our vessels in the spot market or on time charters. SCM also manages the Scorpio Group Pools in which our vessels are, or are expected to be, employed. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Group Pool participants, including us and third-party owners, are each expected to pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM's services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our owned vessels.

The Amended and Restated Master Agreement may be terminated by either party upon 24 months' notice, unless terminated earlier in accordance with the provisions of the Amended and Restated Master Agreement. In the event of the sale of one or more vessels, a notice period of three months' and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change of control, including a sale of substantially all vessels, in which case a payment equal to 24 months of management fees will apply.

Amended Administrative Services Agreement

We have entered into an amended administrative services agreement, or the Amended Administrative Services Agreement, with Scorpio Services Holdings Limited, or SSH, for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. SSH is a company affiliated with us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Pursuant to the Amended Administrative Services Agreement, we reimburse the SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. SSH has agreed not to own any drybulk carriers greater than 30,000 dwt for so long as the Amended Administrative Services Agreement is in full force and effect. This agreement may be terminated by SSH upon 12 months' prior written notice or by us with 24 months' notice.

Corporate Structure

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is 377 9798 5715. We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands or the Cayman Islands. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

The Securities the Selling Shareholder May Offer

The Selling Shareholder may sell, in one or more offerings pursuant to this registration statement, up to 910,802 of our common shares that were previously acquired in connection with the Vessel Acquisition. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

THE OFFERING
The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of this prospectus entitled "Description of Capital Stock."

Maximum number of Common Shares offered by the Selling Shareholder	910,802 Common Shares

Shares Issued and Outstanding as of January 2, 2018	74,902,364 Common Shares

Use of Proceeds	All common shares sold pursuant to this prospectus will be sold by the Selling Shareholder. We will not receive any of the proceeds from such sales.

NYSE Trading Symbol	SALT

Risk Factors
An investment in our common shares involves certain risks. You should carefully consider the risks described under "Risk Factors" on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement, as well risk factors and other information included in or incorporated by reference herein and therein before making an investment decision.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in "Item 3—Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Scorpio Bulkers Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection therewith. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements."  We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;
•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in the supply of drybulk vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;
•	general drybulk shipping market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand in the drybulk shipping industry, including the market for our vessels;
•	compliance with, and liabilities under, governmental, tax, environmental and safety laws and regulations;
•	changes in the value of our existing vessels and proposed newbuildings;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to successfully employ our existing and newbuilding drybulk vessels;
•
our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving members of our board and senior management and our significant shareholders;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete planned acquisition transactions;
•	vessel breakdowns and instances of off-hire; and
•	drybulk shipping market trends, charter rates and factors affecting supply and demand.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS
We will not receive any proceeds from sales of our common shares by the Selling Shareholder.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2017, on:

•	an actual basis;
•
an adjusted basis to give effect to (i) payments of $135.1 million for the acquisition of six Ultramax vessels (which, along with the 910,802 common shares issued to the Selling Shareholder as noted below, represents the total consideration paid for the vessels), (ii) long term debt proceeds of $85.5 million collateralized by the same six Ultramax vessels, of which $4.6 million is included in current bank loans, (iii) payments of $51.6 million for the acquisition of three Ultramax vessels (which, along with the 1,592,594 common shares that may be issued upon the exercise of a warrant as noted below, represents the total consideration paid for the vessels), (iv) long term debt proceeds of $38.7 million collateralized by the same three Ultramax vessels, of which $2.7 million is included in current bank loans, (v) proceeds of $79.0 million that were available under our existing line of credit, of which $4.6 million is included in current bank loans, (vi) proceeds from the sale-leaseback of the SBI Rumba, a 2015 Japanese built Kamsarmax dry bulk vessel, for consideration of approximately $19.6 million. As part of the transaction, the Company entered into a 9.5-year bareboat charter agreement with the buyers, with the Company's option to extend for a further six months. The agreement also provides the Company with options to repurchase the vessel beginning on the fifth anniversary of the sale and until the end of the agreement, (vii) repayment of bank debt of $13.2 million for one Kamsarmax vessel, (viii) principal repayments of $8.2 million on credit facilities during the period from October 1, 2017 through December 31, 2017, (ix) $11.0 million in share purchases for treasury, (x) a reclassification between non-current bank loans and current bank loan of $12.3 million. This reflects the fourth quarter reinstatement of principal repayments previously deferred with prior loan amendments to their original form, (xi) the issuance of 910,802 common shares that were issued to the Selling Shareholder upon the delivery of the Acquisition Vessel, as described under the section entitled "Selling Shareholder," and (xii) the impact of the issuance of a warrant issued to the parent of the sellers of three Ultramax vessels that the Company agreed to acquire in November 2017, or the Warrant, which Warrant may be exercised for 1,592,594 common shares of the Company; and

•	an as further adjusted basis to give effect to the issuance of 1,592,594 common shares upon exercise of the Warrant.
Other than as described above, there have been no significant adjustments to our capitalization since September 30, 2017.

You should read the information below together with the consolidated financial statements and related notes for the year ended December 31, 2016, included in our Annual Report on Form 20-F, filed with the Commission on February 28, 2017, and our Report on Form 6-K containing our Management's Discussion and Analysis of Financial Condition and Results of Operations and unaudited consolidated financial statements and related notes thereto for the nine months ended September 30, 2017, filed with the Commission on October 24, 2017, each of which is incorporated by reference herein.

	As of September 30, 2017
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents	$62,395	$66,050	$66,050
Current debt:
Bank loans(1)	25,293	41,345	41,345
Sales-Leaseback Obligation(1)	-	1,167	1,167
Non-current debt:
Bank loans(1)	430,656	596,385	596,385
Sales-Leaseback Obligation(1)	-	18,101	18,101
Senior Notes(1)	73,625	73,625	73,625
Total debt	$529,574	$730,623	$730,623
Shareholders' equity:
Preferred Stock	$-	$-	$-
Common Stock	753	762	778
Paid-in capital	1,724,858	1,745,136	1,745,120
Treasury stock	--	(11,004)	(11,004)
Accumulated deficit	(817,154)	(817,154)	(817,154)
Total shareholders' equity	$908,457	$917,740	$917,740
Total capitalization	$1,438,031	$1,648,363	$1,648,363

(1) The amounts are presented on a gross basis and are not net of deferred financing fees.

PRICE RANGE OF COMMON SHARES
Our common shares have traded on the NYSE since December 12, 2013 under the symbol "SALT." The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the NYSE.

All share prices have been adjusted to account for the one-for-twelve reverse stock split effected on December 31, 2015.

	NYSE
For the Fiscal Year Ended	High (U.S.$)	Low (U.S.$)
December 31, 2017	$9.80	$5.65
December 31, 2016	8.34	1.84
December 31, 2015	33.12	7.20
December 31, 2014	126.96	22.92
December 31, 2013 (beginning December 12, 2013)	120.60	112.56

	NYSE
For the Quarter Ended	High (U.S.$)	Low (U.S.$)
December 31, 2017	$8.70	$6.75
September 30, 2017	8.40	6.55
June 30, 2017	9.80	5.80
March 31, 2017	9.70	5.65
December 31, 2016	5.80	3.39
September 30, 2016	3.99	2.91
June 30, 2016	4.20	2.65
March 31, 2016	8.34	1.84

	NYSE
For the Month	High (U.S.$)	Low (U.S.$)
January 2018 (through and including January 4, 2018)	$7.85	$7.60
December 2017	7.70	7.20
November 2017	8.20	7.10
October 2017	8.70	6.75
September 2017	7.95	6.85
August 2017	8.40	7.20
July 2017	7.65	6.55

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION
The Selling Shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of its common shares or interests in common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Shareholder to sell a specified number of common shares at a stipulated price per share;
•	a distribution by way of a dividend or otherwise to existing shareholders of such Selling Shareholder;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling shareholders to include the pledgees, transferees or other successors in interest as selling shareholders under this prospectus. The Selling Shareholder also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of common shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions that they assume. The Selling Shareholder may also sell common shares short and deliver these securities to close out its short positions, or loan or pledge common shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholder from the sale of common shares offered by it will be the purchase price of the common shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholder also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of common shares or interests therein may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit that it earns on any resale of the common shares may be deemed to be underwriting discounts and commissions under the Securities Act. A Selling Shareholder who is deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act may be subject to certain statutory liabilities as underwriters under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have informed the Selling Shareholder that the anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales of common shares in the market and to the activities of the Selling Shareholder and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholder for the purpose of satisfying any applicable prospectus delivery requirements of the Securities Act. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to provide customary indemnification to the Selling Shareholder.

We know of no existing arrangements between any Selling Shareholder and any broker, dealer, underwriter, or agent relating to the sale or distribution of the common shares offered by this prospectus. There can be no assurance that the Selling Shareholder will sell any or all of the common shares pursuant to this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and executive officers, of which we are aware as of January 2, 2018.

Name	No. of Shares		% Owned (1)
Scorpio Services Holding Limited	13,977,513	(2)	18.7%
GRM Investments Ltd.	12,839,327	(3)	17.1%
Raging Capital Management, LLC*	4,962,731	(4)	6.6%
Evermore Global Advisors, LLC*	4,351,926	(5)	5.8%
Directors and executive officers as a group	3,112,721		4.2%

____________________

(1)	Calculated based on 74,902,364 common shares outstanding as of January 2, 2018.

(2)
This information is derived from Schedule 13D/A filed with the Commission on June 23, 2016, adjusted for additional common shares issued to SSH as payment for fees pursuant to the Amended Administrative Service Agreement and shares subsequently purchased by SSH in the open market. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of SSH. Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of SSH, respectively.

(3)	This information is derived from Schedule 13G/A filed with the Commission on July 25, 2017.

(4)	This information is derived from Schedule 13G/A filed with the Commission on April 10, 2017.

(5)	This information is derived from Schedule 13G filed with the Commission on January 23, 2017.

* Includes common shares held by funds managed thereby.

As of January 2, 2018, we had 60 shareholders of record, 12 of which were located in the United States and held an aggregate of 70,829,441 of our common shares, representing 94.6% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 69,074,721 of our common shares as of January 2, 2018. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

SELLING SHAREHOLDER
This prospectus relates to the proposed sale from time to time of up to 910,802 of our common shares issued to the Selling Shareholder named in the table below.  We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholder to offer these shares for resale or transfer from time to time as set forth above in "Plan of Distribution."

On December 1, 2017, we entered into the Amended Memorandum of Agreement with respect to the Vessel Acquisition. Pursuant to the Amended Memorandum of Agreement, a portion of the aggregate purchase price of the Acquisition Vessel was payable in cash and the remaining portion was payable in the form of 910,802 of our common shares to the Selling Shareholder. The Acquisition Vessel was delivered to us on December 29, 2017, at which time we issued the 910,802 common shares offered pursuant to this prospectus to the Selling Shareholder. This registration statement is being filed pursuant to the Registration Rights Agreement, dated December 1, 2017, entered into between us and the Selling Shareholder in connection with the Vessel Acquisition.
The following table sets forth certain information regarding the Selling Shareholder and its beneficial ownership of our common shares. The table is based upon information provided by the Selling Shareholder.  The table assumes that all the shares being offered by the Selling Shareholder pursuant to this prospectus are ultimately sold in the offering.  The Selling Shareholder may sell some, all or none of its shares covered by this prospectus, and as a result the actual number of shares that will be held by the Selling Shareholder upon termination of the offering may exceed the minimum number set forth in the table.

Name of Selling Shareholder	Common Shares Owned Before Offering(1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Golden Ocean Group Limited(3)	2,202,651	2.9%	910,802	1,291,849	1.7%
_________________________

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities.

(2)	Based on 74,902,364 common shares outstanding as of January 2, 2018.

(3)	The principal business address of Golden Ocean Group Limited is Par-la-Ville-Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 112,500,000 common shares, par value $0.01 per share, of which 74,902,364 common shares were issued and outstanding as of January 2, 2018, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Share History

On December 29, 2017, we issued 910,802 common shares, par value $0.01 per share, at $8.10 per share to the Selling Shareholder in connection with the Vessel Acquisition, which represented $7.38 million of the purchase price of the Acquisition Vessel.

On June 20, 2016, we issued 23.0 million common shares, par value $0.01 per share, at $3.05 per share in an underwritten public offering. We received approximately $67.5 million of net proceeds from the issuance.

On June 1, 2016, our shareholders approved an amendment to our Amended and Restated Articles of Incorporation to increase our total number of authorized common shares to 112.5 million shares at the annual general meeting of shareholders.

On March 22, 2016, we issued 21.0 million common shares, par value $0.01 per share, at $3.00 per share in an underwritten public offering. We received approximately $60.6 million of net proceeds from the issuance.

On December 31, 2015, our board of directors effected a one-for-twelve reverse stock split of our common shares, par value $0.01 per share, and a reduction in the total number of authorized common shares to approximately 56.3 million shares.  Our shareholders approved the reverse stock split and change in authorized common shares at a special meeting of shareholders held on December 23, 2015. The reverse stock split reduced the number of outstanding common shares from approximately 344.2 million shares to approximately 28.7 million shares.

On June 23, 2015, underwriters exercised their option to purchase approximately 1.7 million additional common shares in connection with the offering. The sale of these common shares resulted in net proceeds to us of approximately $28.4 million, after deducting underwriters' discounts and commissions.

On June 16, 2015, we issued approximately 11.1 million common shares, par value $0.01 per share at $18.00 per share in an underwritten public offering. We received $190.2 million of proceeds from the issuance.

On November 20, 2014, we issued and sold an aggregate of 3.3 million common shares, par value $0.01 per share, in a private offering exempt from registration under the Securities Act, pursuant to a Securities Purchase Agreement, for gross proceeds of $150.0 million. In connection with this transaction, we also entered into a Registration Rights Agreement with the purchasers in the offering, pursuant to which we filed a registration statement under the Securities Act covering the resale of common shares held by the investors.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our amended and restated bylaws require our board of directors to consist of at least one member. Our board of directors currently consists of seven members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each director elected holds office for a three year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or
•
any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;
•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
•
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.
Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$ 851
FINRA fees	$_______*
Legal fees and expenses	$_______*
Accounting fees and expenses	$_______*
NYSE Supplemental Listing Fee	$_______*
Miscellaneous	$_______*

Total	$_______*

* To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus forms a part.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The industry-related discussions contained in the section "Item 4. Information on the Company—B. Business Overview—Industry Market Conditions" of the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY's database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY's database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•	Our Report on Form 6-K filed with the Commission on December 8, 2017;
•	Our Report on Form 6-K filed with the Commission on December 4, 2017;
•	Our Report on Form 6-K filed with the Commission on November 7, 2017;
•
Our Report on Form 6-K filed with the Commission on October 24, 2017, containing our Management's Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim condensed consolidated financial statements and related notes for the nine months ended September 30, 2017;

•	Our Report on Form 6-K filed with the Commission on September 29, 2017;
•
Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on December 10, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus), including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  Neither we nor the Selling Shareholder have authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference into this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.
9, Boulevard Charles III
MC 98000 Monaco
377 9798 5715

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

I. Article VIII of the Amended and Restated Bylaws of the Registrant provides as follows:

(1)          Any person who is or was a Director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Company shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(2)          The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Company or is or was serving at the request of the Company as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

(1)          Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)          Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)          When director or officer successful.    To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)          Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)          Indemnification pursuant to other rights.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)          Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)          Insurance.    A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(a)	Under Rule 415 of the Securities Act,

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) – (d) Not applicable.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) – (g) Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) – (l)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 5, 2018.

Scorpio Bulkers Inc. (Registrant)
By: /s/ Hugh Baker
Name: Hugh Baker Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Rutkowski and Edward S. Horton, or either of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 5, 2018.

Signature	Title

/s/ Emanuele A. Lauro	Chief Executive Officer,
Emanuele A. Lauro	Chairman and Director (Principal Executive Officer)

/s/ Robert Bugbee	President and Director
Robert Bugbee

/s/ Hugh Baker	Chief Financial Officer
Hugh Baker	(Principal Financial Officer and Principal Accounting Officer)

/s/ Roberto Giorgi	Director
Roberto Giorgi

/s/ Einar Michael Steimler	Director
Einar Michael Steimler

/s/ Christian M. Gut	Director
Christian M. Gut

/s/ Thomas Ostrander	Director
Thomas Ostrander

/s/ James B. Nish	Director
James B. Nish

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of New York, State of New York, on January 5, 2018.

SCORPIO SALT LLC

By:	/s/ Hugh Baker
Name:	Hugh Baker
Title:	Authorized Person

Exhibit Index

Number	Description

1.1	Form of Underwriting Agreement*

4.1	Form of Common Share Certificate(1)

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1 and Exhibit 8.1)

23.3	Consent of SSY Consultancy & Research Ltd.

24.1	Powers of Attorney (included in the signature page hereto)

_______________________________

(1)	Incorporated by reference to the Registrant's report on Form 6-K, filed with the Commission on January 4, 2016.

*
To be filed either as an amendment to this Registration Statement or as an exhibit to a report of the Registrant filed pursuant to the Exchange Act and incorporated by reference into this Registration Statement.